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                        EARNINGS PER SHARE COMPUTATIONS




                                                     Three Month Period Ended
                                                     ------------------------
                                                      March 31,    March 31,
                                                         1996        1995

PRIMARY EARNINGS PER SHARE:

Net Income                                           $   71,487   $  111,526
                                                     ----------   ----------
Shares:

 Weighted average common shares outstanding           6,463,644    4,697,255

 Effect of shares issuable under stock option
 and stock grant plans, based on the treasury
 stock method                                           750,101      256,908

 Effect of shares issuable under conversion of
  preferred stock - if converted method (for
  1996 the "if converted" method is applied
  from the beginning of the period to the
  actual conversion date of the preferred stock
  of January 19, 1996)                                  362,191    1,602,857
                                                     ----------   ----------

      Adjusted common shares and equivalents          7,575,936    6,557,020
                                                     ----------   ----------

Earnings per share - primary                         $     0.01   $     0.02
                                                     ----------   ----------


FULLY DILUTED EARNINGS PER SHARE:

Net Income                                           $   71,487      111,526
                                                     ----------   ----------

Shares:

Weighted Average common shares outstanding            6,463,644    4,697,255

Effect of shares issuable under stock option
 and stock grants plans, based on the treasury
 stock method                                           784,913      360,951

Effect of shares issuable under conversion of preferred stock - if converted method (for 1996 the "if converted" method is applied from the
 beginning of the period to the actual conversion
 date of the preferred stock of January 19, 1996)       362,191    1,602,857
                                                     ----------   ----------

     Adjusted common shares and equivalents           7,610,748    6,661,063
                                                     ----------   ----------

Earnings per share - fully diluted                   $     0.01   $     0.02
                                                     ----------   ----------